UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2013

Axcelis Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30941	34-1818596
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

108 Cherry Hill Drive, Beverly, Massachusetts	01915
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 787-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Axcelis Technologies, Inc. (“Axcelis” or the “Company”), entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) dated as of October 31, 2013, (the “Line of Credit”).  Under the Line of Credit, the Company has the ability to borrow up to $10 million on a revolving basis during its two year term.  The Company’s ability to borrow under the Line of Credit is limited to 80% of the then current amount of qualified accounts receivable. The Company expects to use this credit facility for working capital and for general corporate purposes. The Company did not draw on the Line of Credit at the effective date, although a portion of the availability is being used to support outstanding letters of credit in the amount of $1,475,000 in lieu of cash collateralization.

The obligations under the credit facility are guaranteed by five domestic subsidiaries of Axcelis, and are secured by (i) substantially all of the personal property of the Company and (ii) all of the capital stock of Axcelis Technologies (Israel), Inc. and up to 66% of the capital stock of certain of their foreign subsidiaries.

The principal amount outstanding under the credit facility will bear interest at a rate equal to the prime rate plus 1.00%. Interest is payable monthly.   In addition, the Company will incur a monthly fee on any unused portion of the credit facility equal to 0.375% per annum.  At maturity all outstanding principal and unpaid interest is immediately due and payable.

The credit facility limits Axcelis and its subsidiaries’ ability to, among other things, dispose of assets, engage in a new line of business, have a material change in its executive management, have a change of control, acquire another business, incur additional indebtedness, incur liens, pay dividends and make other distributions, make investments, make payments on subordinated debt and engage in transactions with affiliates other than transactions in the ordinary course of business on terms no less favorable than would be obtained in an arms-length transaction, all subject to specified exceptions.

In addition, under the credit facility, Axcelis must comply with the following financial covenants:

(a) Adjusted Quick Ratio. Axcelis must maintain, on a consolidated basis, a ratio of (x) certain liquid assets to (y) certain current liabilities minus deferred revenue of at least 1.5 to 1.0, tested at month-end; and

(b) Adjusted Net Income.  For the quarter ended December 31, 2013, Axcelis’ Adjusted Net Income (as defined in the Line of Credit)  must exceed $1.00 and as of the following quarter-ends, Axcelis must report trailing six month Adjusted Net Income at or above $2,500,000.

The credit facility provides for events of default customary for credit facilities of this type, including, but not limited to, non-payment, breach of covenants, material adverse change to the business or impairment of the collateral, insolvency, or defaults on other debt. Upon an event of default and during its continuance, the interest rate will automatically increase 3.5% above the otherwise applicable interest rate.

In addition, upon an event of default, SVB may elect a number of remedies including, but not limited to, stopping the advance of money to the Company and declaring all obligations (including principal, interest and expenses) immediately due and payable, which shall occur automatically if Axcelis becomes insolvent.

Axcelis is subject to a $100,000 early termination fee if it terminates the Line of Credit prior to the maturity date or SVB terminates the Line of Credit due to an event of default.

Item 2.02 Results of Operations and Financial Condition

On November 6, 2013, Axcelis Technologies, Inc. (the “Company”) issued a press release regarding its financial results for the quarter ended September 30, 2013.  The Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 6, 2013. Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2013	Axcelis Technologies, Inc.

	By:	/s/ KEVIN J. BREWER
Kevin J. Brewer
Executive Vice President
and Chief Financial Officer